Exhibit 99.11

NINTH AMENDMENT TO

DECLARATION OF THE MOLINA FAMILY TRUST
WITH RESPECT TO SURVIVOR’S TRUST

MARY R. MOLINA hereby declares as follows:

1.                                      Background.

A.                                    C. DAVID MOLINA, M.D., and I, under the name MARY ROSE MOLINA, executed that certain Declaration of Trust of the Molina Family Trust, dated September 19, 1990, and amended such Declaration of Trust pursuant to that certain Clarification of Section 1.04(b), dated November 4, 1990, that certain First Amendment to the Molina Family Trust, dated November   , 1991, that certain Second Amendment to the Molina Family Trust, dated December 19, 1994, that certain Third Amendment and Restatement of the. Declaration of the Molina Family Trust, dated December 6, 1996, that certain Fourth Amendment to Declaration of the Molina Family Trust, dated December 6, 1996, that certain Fifth Amendment to Declaration of the Molina Family Trust With Respect to Survivor’s Trust, dated July 24, 2002, that certain Sixth Amendment to the Declaration of the Molina Family Trust with Respect to the Survivor’s Trust, dated July 1, 2003, that certain Seventh Amendment to the Declaration of the Molina Family Trust with Respect to the Survivor’s Trust, dated June 15, 2010, and that certain Eighth Amendment to the Declaration of the Molina Family Trust with Respect to Survivor’s Trust, dated February 13 and 14, 2012 (all of the above applicable to the Survivor’s Trust collectively the “Declaration”).

B.                                    Pursuant to paragraph 4.04A of the Declaration, the “Survivor’s Trust” was established following the death of C. DAVID MOLINA, M.D. Such trust is also known as the “MARY R. MOLINA LIVING TRUST.”

C.                                    Pursuant to paragraph 13.02 of the Declaration, I have the ability to amend the Survivor’s Trust, i.e., the MARY R. MOLINA LIVING TRUST.

D.                                    By this document, I wish to amend the Survivor’s Trust, i.e., the MARY R. MOLINA LIVING TRUST.

E.                                     References in this document to the “trustor” refer to me.

2.                                      Amendment to Paragraph 8.03 of the Survivor’s Trust. Paragraph 8.03 of the Declaration is hereby deleted and in its place is substituted the following:

“8.03. Division of Trust Estate. The trustee shall hold, administer and distribute the trust estate not distributed under paragraph 8.02 as provided in this paragraph 8.03.

Ninth Amendment to Declaration of the

Molina Family Trust

With Respect to Survivor’s Trust

A.                                    Specific Bequests to Offset Unequal GRAT Distributions.

(1)                                 In General. The trustor established on August 6, 2012, a grantor retained annuity trust, and the trustor may establish additional, grantor retained annuity trusts thereafter. The August 2012 grantor retained annuity trust and such additional grantor retained annuity trusts are referred to in this Declaration individually as a “GRAT” and collectively as the “GRATs.” The provisions of this paragraph A shall apply to each GRAT that terminates at a time when a child of the trustor is not living, but (i) such child has issue living at the termination of such GRAT or born after the termination of such GRAT and (ii) one or more of such issue survive the trustor (each such GRAT an “Unequal Division GRAT”). A GRAT shall be deemed to terminate on the last day of the “GRAT Term,” as that term is defined in the declaration establishing such GRAT. Notwithstanding the remaining provisions of this paragraph A, there shall be no specific bequest pursuant to this paragraph A with respect to an Unequal Division GRAT if there is no Remainder Property (as defined below) in such GRAT.

(2)                                 Terminology.

(a)                                 Remainder Property. Upon termination of each Unequal Division GRAT, if there remains property to be distributed to the remainder beneficiaries after the payment of all annuity amounts to the trustor or the trustor’s estate, such remaining property is referred to herein as the “Remainder Property.”

(b)                                 Unequal Division Amount. The value of the Remainder Property of each Unequal Division GRAT shall be determined as of the termination of such Unequal Division GRAT. Such value shall be divided by the number of children of the trustor who survive the termination of such Unequal Division GRAT, with the quotient referred to herein as the “Unequal Division Amount.”

(c)                                  Adjusted Unequal Division Amount. With respect to each Unequal Division GRAT, the Unequal Division Amount shall be increased or decreased for any change in the CPI Index (defined below) from the CPI Index published for the date closest to the termination of such Unequal Division GRAT to the CPI Index published for the date closest to the date of death of the trustor (“Adjusted Unequal Division Amount”). If there are two dates equally close to the date of termination of such Unequal Division GRAT, or there are two dates equally close to the date of death of the trustor, for which the CPI Index is published, the CPI Index for the earlier

Ninth Amendment to Declaration of the

Molina Family Trust

With Respect to Survivor’s Trust

date shall be used, as the case may be. The “CPI Index” means the Consumer Price Index for All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor for Los Angeles (or nearest metropolitan area), All Items (1982 – 84 = 100), or any successor substitute index if such index is no longer published and a successor index is substituted. If such index is no longer published and no successor substitute index is designated by the Bureau of Labor Statistics, the trustee shall select a comparable index to measure changes in inflation or deflation from the termination of such Unequal Division GRAT to the date of the death of the trustor.

(3)                                 Bequest With Respect to Unequal Division GRAT.

(a)                                 Trustor Survives Term of Unequal Division GRAT. As to each Unequal Division GRAT with respect to which the trustor survives the term of such GRAT, the trustee shall allocate property of the trust estate equal in value, determined as of the date of death of the trustor, to the Adjusted Unequal Division Amount determined with respect to such Unequal Division GRAT to the issue of each child of the trustor who does not survive the term of such Unequal Division GRAT, but who has issue who survive the trustor, to be held in trust for such issue and distributed in accordance with paragraph 8.03B(3). The bequest(s) pursuant to this paragraph (a) shall be made free of all death taxes. If the trust estate includes shares of capital stock in MOLINA HEALTHCARE, INC., a Delaware corporation, or its successor entity (“MHI Shares”), the trustee shall first use MHI Shares equal in number to the number of MHI Shares allocated to each child from the Remainder Property of such Unequal Division GRAT for purposes of satisfying the bequest pursuant to this paragraph (a); provided, however that the number of MHI Shares allocated pursuant to this sentence shall not exceed in value, as of the date of death of the trustor, such Adjusted Unequal Division Amount. The balance of such property, if any, shall be comprised of other assets selected by the trustee, in cash or in kind within the trustee’s discretion. If the trust estate does not include MHI Shares, then the trustee shall select, in cash or in kind within the trustee’s discretion, other property to satisfy the bequest pursuant to this paragraph (a). No interest shall be paid with respect to the bequest pursuant to this paragraph (a).

(b)                                 Trustor Does Not Survive Term of Unequal Division GRAT. As to each Unequal Division GRAT with respect to which the trustor does not survive the term of such GRAT, the trustee shall allocate property of the trust estate equal in value to the Unequal Division Amount (not equal in value to the Adjusted Unequal Division Amount),

Ninth Amendment to Declaration of the

Molina Family Trust

With Respect to Survivor’s Trust

determined as of the date of allocation, to the issue then living of each child of the trustor who was not living on the termination of such GRAT, to be held in trust for such issue and distributed in accordance with paragraph 8.03B(3). To the extent such Unequal Division Amount passes free of all death taxes to the children of the trustor, the bequest pursuant to this paragraph (b) with respect to such Unequal Division GRAT shall be made free of all death taxes. If the trust estate includes MHI Shares, the trustee shall first use MHI Shares equal in number to the number of MHI Shares allocated to each child from the Remainder Property of such Unequal Division GRAT for purposes of satisfying the bequest pursuant to this paragraph (b) with respect to such Unequal Division GRAT; provided, however that the number of MHI Shares allocated pursuant to this sentence shall not exceed in value such Adjusted Unequal Division Amount. The balance of such property, if any, shall be comprised of other assets selected by the trustee in cash or in kind, within the trustee’s discretion. If the trust estate does not include MHI Shares, then the trustee shall select, in cash or in kind within the trustee’s discretion, other property to satisfy the bequest pursuant to this paragraph (b). No interest shall be paid with respect to the bequest pursuant to this paragraph (b). The trustor understands that a specific bequest pursuant to this paragraph (b) may prolong the administration of the trust and the final distribution of the trust estate; however, the additional time is necessary in order to offset, at least to a reasonable extent, the effect of a deceased child’s issue not sharing in the remainder of an Unequal Division GRAT. The trustee may make one or more partial specific bequests under this paragraph A and/or distributions of the residue under paragraph B below prior to the specific bequest pursuant to this paragraph (b), as the trustee shall determine appropriate within the trustee’s discretion.

B.                                    Allocation of Residue. The residue of the trust estate to be distributed in accordance with this paragraph 8.03, after the specific bequests pursuant to paragraph A. above, if any, shall be allocated as follows:

(1)                                      Division of Residue. The trustee shall divide the residue of the trust estate into as many equal shares as there are children of the trustors then living (i.e., children of the trustors who survive the trustors) and children of the trustors then deceased (i.e., children of the trustors who did not survive the trustors) leaving issue then living. The trustee shall allocate one such equal share to each living child and one such equal share to each group composed of the living issue of a deceased child.

(2)                                      Children. Each share allocated to a living child of the trustors shall be distributed or further held in trust as follows:

Ninth Amendment to Declaration of the

Molina Family Trust

With Respect to Survivor’s Trust

(a)                                 Until the child attains age twenty-five (25), the trustee shall pay to or apply for the benefit of the child as much of the net income and principal of the trust as the trustee, in the trustee’s discretion, considers necessary for the child’s health, education, support and maintenance, after taking into consideration any other income or resources of the child known to the trustee and reasonably available for such purposes to the end that distributions from the trust shall be supplemental to the other sources, and any income not paid or applied shall be accumulated and added to principal.

(b)                                 Commencing when the child attains age twenty-five (25), the trustee shall pay to or apply for the benefit of the child (i) all of the net income of the child’s trust at least annually, and (ii) as much of the principal of the child’s trust as the trustee in the trustee’s discretion considers necessary for the child’s health, education, support and maintenance, after taking into consideration any other income or resources of the child known to the trustee and reasonably available for such purposes to the end that distributions from the trust shall be supplemental to the other sources.

(c)                                  When the child attains age thirty (30), the trustee shall distribute to the child one-third (1/3) of the principal of the trust; when the child attains age thirty-five (35), the trustee shall distribute to the child one-half (1/2) of the remaining principal of the trust; and when the child attains age forty (40), the trust shall terminate and the trustee shall distribute to the child the remaining principal of the trust. If the child has already attained age thirty (30), thirty-five (35) or forty (40) at the time the trust estate is divided into separate shares pursuant to this paragraph 8.03B, the trustee shall, upon making the division, distribute outright to the child the portion of the trust that would be due the child at that age.

(d)                                 If the child dies before becoming entitled to receive the distribution of the child’s entire trust, and the child has issue then living, the residue of the deceased child’s trust shall be retained in trust for the benefit of the child’s then living issue to be held, administered and distributed in accordance with the provisions of paragraph 8.03B(3). If the child dies before becoming entitled to receive distribution of the child’s entire trust and does not have issue then living, the trustee shall distribute the undistributed balance of that child’s trust, free of trust, among the trustors’ then living issue, by right of representation, and if there are no issue of the trustors then living, then as set forth in paragraph 8.04; provided, however, that any property that would otherwise be distributed to a person for whose benefit a trust is then being or would be administered under this Declaration

Ninth Amendment to Declaration of the

Molina Family Trust

With Respect to Survivor’s Trust

shall instead be added to that trust and administered in accordance with its terms, except that any addition to a partially distributed trust shall augment proportionally the distributed and undistributed portions of the trust.

(3)                                 Grandchildren and Further Descendants. Each share allocated to a group composed of the living issue of a deceased child of the trustors shall be retained in separate trust for such issue and shall be distributed as follows:

(a)                                 As long as any beneficiary who is a child of the trustors’ deceased child is under age thirty-five (35), the trustee shall pay to or apply for the benefit of the deceased child’s issue, including those who are age thirty-five (35) or older, as much of the net income and principal of the trust as the trustee considers necessary for their health, education, support and maintenance, after taking into consideration any other income or resources of the issue known to the trustee and reasonably available for such purposes to the end that distributions from the trust shall be supplemental to the other sources. Any net income not paid or applied shall be accumulated and added to principal. The trustee may pay more to or apply more for some beneficiaries than others and may make payments or application of benefits for some beneficiaries to the exclusion of others. Any payment or application. of benefits pursuant to the preceding provisions of this paragraph (1) shall be charged against the trust as a whole rather than against the ultimate distributive share of the beneficiary to whom or for whose benefit the payment or application is made.

(b)                                 When all beneficiaries who are children of the trustors’ deceased child are age thirty-five (35) or older, or at such time that there are no children of that deceased child then living, the trust shall terminate and the trustee shall distribute the principal of the trust among the issue then living of the deceased child, by right of representation, or if there are none, to the trustors’ then living issue, by right of representation, and if there are no issue of the trustors then living, then as set forth in paragraph 8.04; provided, however, that any property that would otherwise be distributed to a person for whose benefit a trust is then being or would be administered under this Declaration shall instead be added to that trust and administered in accordance with its terms, except that any addition to a partially distributed trust shall augment proportionally the distributed and undistributed portions of the trust.

C.                                    Discretionary Distributions for Weddings, Businesses, Etc. Notwithstanding any provision of paragraph 8.03B(3) to the contrary, with respect to each trust under paragraph 8.03B(3) for the issue of a

Ninth Amendment to Declaration of the

Molina Family Trust

With Respect to Survivor’s Trust

deceased child of the trustors the trustee may in the trustee’s sole discretion, lend without interest or distribute to any of the issue of the deceased child of the trustors who have attained the age of twenty-one (21) a reasonable amount from the trust estate for the issue’s use in making a down-payment on a personal residence, paying the expenses of the issue’s wedding, investing in a business or other similar worthwhile investment or establishing a professional practice that the trustee believes is more likely to succeed than fail if in the trustee’s opinion there is a valid reason for making the loan or distribution and if the remaining principal and income of the trust estate will be adequate to provide for the proper health, education, support and maintenance of the issue of the deceased child then entitled to either mandatory or discretionary distributions of net income. All such loans (if not previously repaid) and distributions shall be charged against the issue’s share of the trust estate when it is distributed.

D.                                    Termination of Small Trust. If the trust share held for any beneficiary or beneficiaries has a total value at the end of any calendar year of less than that amount which the trustee considers practical to administer, the trustee in the trustee’s discretion may terminate that trust and distribute the entire trust share to the beneficiary or beneficiaries on the principal of representation.”

3.                                      Amendment to Paragraph 12.01A of the Survivor’s Trust. Paragraph 12.01A of the Declaration is hereby amended by adding after the first sentence thereof (without changing the balance thereof) the following:

“If CURTIS PEDERSEN or WILLIAM DENTINO becomes unable because of death, incompetency or other cause to serve as co-trustee of the Survivor’s Trust, the other one of them shall serve as sole trustee of the Survivor’s Trust.”

4.                                      Addition of Paragraph 12.12 to the Survivor’s Trust. A new paragraph 12.12 is added to the Declaration, as follows:

“12.12. Incapacity of Trustee. Any individual trustee who is deemed incapacitated pursuant to paragraph 12.12A shall temporarily or permanently, as the case may be, cease to serve as a trustee of the Survivor’s Trust as provided in paragraph 12.12B.

A.                                    Determination of Incapacity or Capacity. For purposes of this Declaration, an individual trustee shall be deemed to be incapacitated or to have recovered from a temporary incapacity if either (i) a licensed physician who is not related by blood or marriage to any trustee or Beneficiary examines such individual and certifies in writing that such

Ninth Amendment to Declaration of the

Molina Family Trust

With Respect to Survivor’s Trust

individual is or is not temporarily or permanently incapacitated or if any two of such individual’s spouse and adult children declare in writing under penalty of perjury that, in their opinion, such individual is or is not temporarily or permanently incapacitated (in either case, a “determination”), or (ii) the court having jurisdiction over any trust under this Declaration of which such individual is serving as trustee finds that such individual is or is not temporarily or permanently incapacitated (a “finding”). As used herein, the term “incapacitated” means incapable of exercising powers as trustee under the criteria set forth in California Probate Code Section 800, et seq. If any trustee (including a person who has been determined to be incapacitated) or beneficiary disputes a determination, such trustee or beneficiary may petition the court for a finding under this paragraph, and the court’s finding shall supersede the determination. The expenses of any examination or court proceeding under this paragraph 12.12A shall be paid from the Survivor’s Trust.

B.                                    Effect of Determination or Finding of Incapacity.

(1)                                 Temporary Incapacity. An individual trustee shall temporarily cease to serve as trustee upon a determination or finding of temporary incapacity. If the temporarily incapacitated trustee is serving as a co-trustee, the other trustee(s) shall make any and all decisions during the period of temporary incapacity as though they were the only trustee(s), and no successor trustee for such temporarily incapacitated trustee shall serve in his or her place. If the temporarily incapacitated trustee is serving as sole trustee, the successor trustee(s) named or designated herein shall serve in his or her place and shall make any and all decisions during the period of temporary incapacity as though they were the only trustee(s).

(2)                                 Resumption of Trusteeship Upon Recovery From Temporary Incapacity. Any trustee deemed to be temporarily incapacitated shall resume serving as a trustee upon a determination or finding of capacity, if made within ninety (90) days following the determination or finding of temporary incapacity. Unless an accounting is waived by a majority in percentage interest of all current beneficiaries of any trust, the successor trustee serving in place of a temporarily incapacitated sole trustee during the period of temporary incapacity shall not be relieved of liability with respect to such trust until such successor trustee’s accounting has been settled.

(3)                                 Permanent Incapacity. An individual trustee shall permanently cease to serve as trustee of the Survivor’s Trust upon the first to occur of (a) the expiration of ninety (90) days following a determination or finding of temporary incapacity, unless the individual trustee has resumed

Ninth Amendment to Declaration of the

Molina Family Trust

With Respect to Survivor’s Trust

serving as trustee pursuant to subparagraph (2) above, and (b) a determination or finding of permanent incapacity. For purposes of the preceding sentence, if, within ten (10) days following an individual trustee’s resumption of service as trustee pursuant to subparagraph (2) above, there is a subsequent determination or finding of his or her incapacity, the temporary period of capacity shall be disregarded and the ninety (90) day period shall commence from the initial determination or finding of incapacity. A trustee who permanently ceases to serve as trustee pursuant to this paragraph shall not be relieved of liability as trustee until his or her accounting has been settled.

C.                                    Consent to Examination and Waiver of Doctor-Patient Privilege. Each individual trustee hereunder, by accepting his or her office, agrees (i) to cooperate in any examination reasonably necessary to carry out the provisions of this paragraph 12.12, (ii) to waive the doctor-patient privilege in respect to the results of such examination to the extent required to implement this paragraph 12.12 and otherwise to facilitate the administration of all trusts being administered hereunder, and (iii) that his or her obligation to comply with the provisions of this paragraph 12.12 is specifically enforceable.”

5.                                      Except as provided herein, the Declaration shall remain unchanged and in full force and effect.

6.                                      This Ninth Amendment to Declaration of the Molina Family Trust With Respect to Survivor’s Trust and the Acceptance by Co-Trustees set forth below may be executed in counterparts and shall be deemed fully executed when each party has executed a counterpart.

Dated: August 9, 2012.

/s/ Mary R. Molina
MARY R. MOLINA, also known as
MARY ROSE MOLINA

	By:	/s/ Joseph M. Molina, M.D.
Joseph Marion Molina, M.D.,
Attorney-in-Fact for Mary R. Molina

Ninth Amendment to Declaration of the

Molina Family Trust

With Respect to Survivor’s Trust

Acceptance by Co-Trustees

I hereby accept the foregoing Ninth Amendment to the Declaration of the Molina Family Trust With Respect to Survivor’s Trust.

Dated: August 10, 2012.	/s/ William Dentino
WILLIAM DENTINO, Co-Trustee

I hereby accept the foregoing Ninth Amendment to the Declaration of the Molina Family Trust With Respect to Survivor’s Trust.

Dated: 8/15, 2012.	/s/ Curtis Pedersen
CURTIS PEDERSEN, Co-Trustee

Ninth Amendment to Declaration of the

Molina Family Trust

With Respect to Survivor’s Trust